UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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(Amendment No. )

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CODORUS VALLEY BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC
DRIVER OPPORTUNITY PARTNERS I LP
J. ABBOTT R. COOPER
AASHISH R. KAMAT
JOHN E. KIERNAN
A. DWIGHT UTZ

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of shareholders of Codorus Valley Bancorp, Inc., a Pennsylvania corporation (the “Company”).

Item 1: On March 10, 2022, Driver sent the following letter to Craig Kauffman, the Company’s CEO:

March 9, 2022

Mr. Craig Kauffman

Chief Executive Officer

Codorus Valley Bancorp, Inc.

105 Leader Heights Road

York, PA 17405

VIA EMAIL

Craig,

I saw the press release that Codorus Valley Bancorp, Inc. (“CVLY”) put out yesterday.

A few quick questions for you:

Did CVLY get an appraisal of the “Faux-rrari?

CVLY made a loan (i) that represented approximately 4.25% of shareholders equity (ii) secured by a car allegedly worth “$45-50 million”—did CVLY bother to get its own appraisal of this fantastically valuable car? A simple yes or no answer is all that is required.

Was Welkowitz refusing to make payment on the two existing loans?

Even if the “Faux-rrari” had been real, CVLY should not have lent money to a borrower that was not current on its pre-existing loans with CVLY, particularly when that borrower was clearly strapped for cash.

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Is your excuse for CVLY falling victim to what would have been an easily discovered fraud (had CVLY done even a bare minimum of diligence) really that other banks had also loaned money to Welkowitz?

Did any of those other banks fall for the old fake Ferrari trick?

If you are so proud of reducing exposure to Welkowitz, what does that say about the board’s oversight?

Why wasn’t the board concerned about the exposure to Welkowitz before you joined? Did you know something about him that the board didn’t? If you were responsible for referring Welkowitz’ loans at Susquehanna to the special assets group, does that mean that you originated loans to him that went bad? Also, the press release mentions that you were responsible for “declin[ing] numerous requests by Mr. Welkowitz for additional credit”—were those requests made before or after the “Faux-rrari” loan?

If CVLY is so concerned about risk management, why doesn’t the board have a risk management committee and why are executives still being compensated based on pre-provision income?

Not to beat a dead horse, but paying executives based on pre-provision income creates an incentive for them to make loans without worrying about whether they are repaid and having a risk committee filled with those same executives is like putting the fox in charge of the hen house.

* * *

Just an FYI: the “immediate sale” of CVLY has been my “true objective” all along, which I thought had made perfectly clear to you. If that wasn’t obvious, then you are clearly the kind of person who can’t tell a Ferrari from a “Faux-rrari”. You don’t have the slightest clue on how to create shareholder value and, based on the facts—admitted to by CVLY in documents filed in Federal court—regarding the loan secured by the “Faux-rrari,” I think the board should immediately demand your resignation as well as that of Amy Doll, CVLY’s chief banking officer, and whoever was the chief credit officer when the “Faux-rrari” loan was made.

Judging by the press release, you and the board have clearly determined to spend millions of dollars of shareholders’ money so you can keep your job and the current directors can keep their board seats. I guess that if you are the kind of person that risks $8 million of shareholders’ capital on what may or may not actually be a Ferrari, that might sound like a reasonable thing to do, but you and the board are wasting shareholders’ money. If you weren’t capable of ensuring that an $8 million loan was adequately secured and likely to be repaid (and the board wasn’t capable of ensuring adequate risk controls were in place and being adhered to), why should shareholders want you to be CEO and why shouldn’t they want some new directors?

Very truly yours,

/s/ J. Abbott R. Cooper

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CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Codorus Valley Bancorp, Inc., a Pennsylvania Company (the “Company”).

DRIVER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Aashish Kamat, John E. Kiernan and A. Dwight Utz.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 640,880 shares of Common Stock, par value $2.50 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity beneficially owns directly 640,880 shares of Common Stock, including 1,000 shares held in record name. As the general partner of Driver Opportunity, Driver Management may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. Mr. Cooper, as the Managing Member of Driver Management, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. As of the date hereof, none of Messrs. Kamat, Kiernan or Utz own beneficially or of record any securities of the Company.

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